Exhibit 2(d)(1)

FIRST AMENDMENT
TO PATENT, KNOW-HOW AND TRADE SECRET LICENSE AGREEMENT

THIS FIRST AMENDMENT TO THE PATENT, KNOW-HOW AND TRADE SECRET
LICENSE AGREEMENT (the "First Amendment") is made and entered into effective as of November 1, 2016 ("First Amendment Effective Date"), by and between Alcoa USA Corp. ("Alcoa") and Arconic Inc. ("Arconic").

RECITALS

WHEREAS, Alcoa and Alcoa Inc. are parties to that certain Patent, Know-How and Trade Secret License Agreement, having an effective date of October 31, 2016 (the "Agreement");

WHEREAS, effective as of November 1, 2016, Alcoa Inc. changed its name to Arconic
Inc.;

WHEREAS, Alcoa and Arconic now desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.Definitions. All capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement. To the extent there is a conflict in meaning or interpretation as between the Agreement and this Amendment, this Amendment shall govern.

2.Amendments to the Agreement. The Agreement is hereby amended as of the First Amendment Effective Date by adding the following to the Patent section of Schedule 5:

PATIO	Title	Status	Country	Serial No.	Patent No.	Technology
	SYSTEMS AND	Filed	US	62/353,880		Advanced Ceramics
METHODS
FOR
MAKING
CERAMIC
POWDERS
AND
16-	CERAMIC
114242	PRODUCTS
	SYSTEMS AND	Filed	US	62/360,079		Advanced Ceramics
16- 114059	METHODS FOR

MAKING CERAMIC POWDERS

3.No Other Amendments; Confirmation. Except as expressly amended hereby, the provisions of the Amendment are and shall remain in full force and effect. Nothing herein shall be deemed to entitle either party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amendment other than as provided herein.

4.Severability. If any term, provision, covenant or condition of this Amendment is held invalid or unenforceable for any reason, the remaining provisions of this Amendment shall continue in full force and effect as if this Amendment had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Amendment will not defeat the overall intent of the parties. In such a situation, the parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.

5.Electronic/Facsimile Signatures; Counterparts.    The parties agree that a facsimile or electronically-copied signature has the same effect as an original signature. This Amendment may be executed in multiple copies, each of which is an original and all of which constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused the same to be executed by a duly authorized officer as of the Amendment Effective Date.

Alcoa USA Corp.

By: /s/ John Kenna
Name: John Kenna
Title: Vice President, Tax
Date: 1/5/17

Arconic Inc.

By: /s/ Max Laun
Name: Max Laun
Title: VP and General Counsel
Date: 1/5/17

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